VOTING AGREEMENT

THIS VOTING AGREEMENT (the “Agreement”) is made and entered into as of this __ day of November, 2010, by and among Discovery Laboratories, Inc., a Delaware corporation (the “Company”), and ________________ (“Participant”).

RECITALS

WHEREAS, pursuant to the terms of the Company’s 2007 Long-Term Incentive Plan (“Plan”), on September __, 2010, the Company issued to Participant a grant consisting of  ____,000 shares of restricted stock (“Shares”).  Under the terms of the related award agreement between the Company and Participant (the “RSA Agreement”), at the discretion of the Company, Participant may be required to execute a stockholders agreement with respect to the voting rights associated with the Shares, in such form as shall be determined by the Company.

WHEREAS, in accordance with the RSA Agreement, the parties now desire to set forth their agreements and understandings with respect to how the Shares will be voted.

NOW, THEREFORE, the parties agree as follows:

1.  Voting of the Shares; Irrevocable Proxy.

1.1.  Acknowledgement.  Participant hereby acknowledges and agrees that, until such time as (a) the Shares become fully vested in accordance with the terms of the RSA Agreement, or (b) Participant forfeits the Shares pursuant to Section 4 of the RSA Agreement, the Company shall have the right to vote, or cause to be voted, all Shares of Participant, including any additional Shares that may be made subject to this Agreement under Section 4.1 of this Agreement, with respect to all matters that may be brought for a vote before the stockholders of the Company, either at a meeting of stockholders or by written consent, including, without limitation: election or removal of directors; ratification of the appointment of the Company’s independent auditors;  amendments to, or restatements of, the Company’s Amended and Restated Certificate of Incorporation; approval of executive compensation arrangements, including compensation and employee benefit plans; and approval of transactions involving a change of control of the Company or the issuance of shares of capital stock of the Company, including strategic alliances and financings, and mergers, acquisitions, business combinations and other similar transactions.

1.2.  Irrevocable Proxy.  Participant hereby constitutes and appoints the Chief Executive Officer of the Company (“CEO”), or if the Company does not have a CEO, the individual performing the functions of a CEO, with full power of substitution, as the proxy of Participant with respect to the Shares, including any additional Shares made subject to this Agreement under Section 4.1 of this Agreement, and hereby authorizes the Company’s CEO to represent and vote all of the Shares, in his or her discretion, in accordance with the recommendations of the Company’s Board of Directors, and to vote all of the Shares, in his or her discretion, upon such other business as may properly come up for a vote of the Company’s stockholders, by consent or at a meeting of stockholders or any adjournments or postponements thereof.  The proxy granted pursuant to the immediately preceding sentence is given in consideration of the agreements and covenants of the Company under the RSA Agreement and, as such, is coupled with an interest and shall be irrevocable unless and until this Agreement terminates or expires pursuant to Section 3 of this Agreement.  Participant hereby revokes any and all previous proxies with respect to the Shares and shall not hereafter, unless and until this Agreement terminates or expires, purport to grant any other proxy or power of attorney with respect to any of the Shares or enter into any agreement (other than this Agreement), arrangement or understanding with any person, directly or indirectly, to vote, grant any proxy or give instructions with respect to the voting of any of the Shares.

1.3.  Stock Splits, Stock Dividends, etc.  In the event of any issuance of shares of Common Stock or other voting securities of the Company hereafter to Participant with respect to the Shares (including, without limitation, in connection with any stock split, stock dividend, recapitalization, reorganization, or the like), such additional shares of Common Stock or other voting securities shall be deemed to be Shares and shall immediately upon issuance become subject to this Agreement.

1.4.  No Liability for Voting or not Voting Shares.  Under no circumstances shall the Company or the individual proxy designated under Section 1.2 of this Agreement have any liability as a result of voting or not voting the Shares in accordance with the provisions of this Agreement.

1.5.  Manner of Voting. The Company may vote the Shares pursuant to this Agreement in any manner permitted by applicable law. If for any reason, the proxy provided in Section 1.2 of this Agreement shall be deemed unenforceable either in a particular circumstance or for all purposes, then, Participant hereby agrees to vote the Shares in accordance with any written instructions provided by the Company and, in the absence of such written shares, to vote the Shares “for” each proposal that is recommended by the Board of Directors of the Company.

2.  Term.

2.1.  This Agreement shall be effective as of the date hereof and shall continue in effect until, and shall terminate effective upon, the earlier to occur of (a) vesting of all Shares in accordance with the RSA Agreement, and (b) the effective date of any termination or expiration of the RSA Agreement.

3.  Remedies.

3.1.  Specific Enforcement.  Participant acknowledges and agrees that the Company will be irreparably damaged in the event that Participant fails to comply with the terms of this Agreement.  Accordingly, it is agreed that the Company shall be entitled to an injunction to prevent breaches of this Agreement, and to specific enforcement of this Agreement and its terms and provisions in any action instituted in any court of the United States or any state having subject matter jurisdiction.

3.2.  Remedies Cumulative.  All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

3.3.  Delays or Omissions.  No delay or failure to exercise any right, power or remedy available to the Company under this Agreement, upon any breach of Participant, shall impair any such right, power or remedy of the Company; nor shall it be construed to be a waiver of, or an acquiescence in, any such breach of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default previously or thereafter occurring.

4.  Miscellaneous.

4.1.  Transfers.  Each transferee or assignee of any Shares subject to this Agreement shall continue to be subject to the terms hereof, and, as a condition precedent to the Company’s consenting to such transfer, each transferee or assignee shall agree in writing to be subject to the terms of this Agreement.

4.2.  Successors and Assigns.  The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties.  Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

4.3.  Governing Law.   This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its principles of conflicts of laws.

4.4.  Counterparts; Facsimile.  This Agreement may be executed and delivered by facsimile signature and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

4.5.  Titles and Subtitles.   The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

4.6.  Notices.  Any notice required to be given or delivered to the Company under the terms of this Agreement shall be in writing and addressed to the Company at 2600 Kelly Road, Suite 100, Warrington, Pennsylvania 18976, Attention: Legal Department, or to such other address as shall be provided in writing to Participant.  Any notice required to be given or delivered to Participant shall be in writing and addressed to the most recent address of Participant, as set forth in the books and records of the Company.  All notices shall be deemed effective one day after being sent by Federal Express or similar overnight delivery or three days after being mailed registered or certified mail, postage prepaid, and properly addressed to the party to be notified.

4.7.  Amendment, Modification or Waiver.  This Agreement may be amended or modified and the observance of any term hereof may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a written instrument executed by the party against whom any such amendment, waiver or modification is intended to be charged.

4.8.  Severability.  The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

4.9.  Entire Agreement.  This Agreement constitutes the full and entire understanding and agreement between the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties are expressly canceled.

4.10.  Further Assurances.  Participant agrees to cooperate with the Company, and at the request of the Company, to execute and deliver any further instruments or documents and to take all such further action as the Company may reasonably request in order to carry out the intent of the parties under this Agreement.

4.11.  Severability.  Whenever possible, each provision in this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be held to be prohibited by or invalid under applicable law, then (a) such provision shall be deemed amended to accomplish the objectives of the provision as originally written to the fullest extent permitted by law and (b) all other provisions of this Agreement shall remain in full force and effect.

4.12.  Dispute Resolution.  Any unresolved controversy or claim arising out of or relating to this Agreement, except as otherwise provided in this Agreement, shall be submitted to arbitration by one arbitrator mutually agreed upon by the parties, and if no agreement can be reached within thirty (30) days after names of potential arbitrators have been proposed by the American Arbitration Association (the “AAA”), then by one arbitrator having reasonable experience in Delaware law corporate governance matters and who is chosen by the AAA.  The arbitration shall take place in Doylestown, Pennsylvania, in accordance with the AAA rules then in effect, and judgment upon any award rendered in such arbitration will be binding and may be entered in any court having jurisdiction thereof.  There shall be limited discovery prior to the arbitration hearing as follows:  (a) exchange of witness lists and copies of documentary evidence and documents relating to or arising out of the issues to be arbitrated, (b) depositions of all party witnesses and (c) such other depositions as may be allowed by the arbitrators upon a showing of good cause.  Depositions shall be conducted in accordance with the Pennsylvania Code of Civil Procedure, the arbitrator shall be required to provide in writing to the parties the basis for the award or order of such arbitrator, and a court reporter shall record all hearings, with such record constituting the official transcript of such proceedings.  Each party will bear its own costs in respect of any disputes arising under this Agreement. Each of the parties to this Agreement consents to personal jurisdiction for any equitable action sought in the U.S. District Court for the Eastern District of Pennsylvania or any court of the Commonwealth of Pennsylvania having subject matter jurisdiction.

[Signatures appear on the following page]

IN WITNESS WHEREOF, the parties have executed this Voting Agreement as of the date first written above.

Discovery Laboratories, Inc.

By:
Name:
Title:

PARTICIPANT

Name: